Exhibit 99.1

IMUNON, Inc.

Third Quarter 2022 Conference Call

Monday, November 14, 2022

11:00 a.m. Eastern time

Operator

Please stand by. Good morning. My name is Marlise and I will be your operator today. At this time, I would like to welcome you to IMUNON’s third quarter 2022 financial results conference call. All lines have been placed on mute to prevent any background noise. Following the speakers’ prepared remarks there will be a question-and-answer session. At that time, you may press star one on your phone to ask a question. Please keep in mind, if you are using a speaker phone, you must release your mute function to allow the signal to reach our equipment. Again, that’s star one to ask a question during the Q&A session.

I would now like to turn the call over to Kim Golodetz. Please go ahead.

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Kim Golodetz

Thank you, and good morning everyone. This is Kim Golodetz with LHA.

Welcome to IMUNON’s third quarter 2022 financial results and business update conference call. As has been IMUNON’s practice and as noted by the operator, prepared remarks will be followed by a question-and-answer session.

During today’s call management will be making forward-looking statements regarding IMUNON’s expectations and projections about future events. In general, forward-looking statements can be identified by terminologies such as expects, anticipates, believes or other similar expressions. These statements are based on current expectations and are subject to a number of risks and uncertainties, including those set forth in the company’s periodic filings with the Securities and Exchange Commission. No forward-looking statements can be guaranteed, and actual results may differ materially from such statements. In particular, there is significant uncertainty about the duration and impact of the COVID-19 pandemic. This means results could change at any time, and the contemplated impact of COVID-19 on IMUNON’s operations, financial results and outlook is the best estimate based on the information for today’s discussion.

I also caution that the content of this conference call is accurate only as of the date of the live broadcast, November 14th, 2022. IMUNON undertakes no obligation to revise or update comments made during this call, except as required by law.

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With that said, I would like to turn the call over to Dr. Corinne Le Goff, President and Chief Executive Officer. Corinne?

Corinne Le Goff

Thank you, Kim, and good morning, everyone.

Joining me today is Jeffrey Church, our Chief Financial Officer. In addition, Dr. Khursheed Anwer, our Chief Scientific Officer and Dr. Nicholas Borys, our Chief Medical Officer, will be available during the Q&A session to answer your questions regarding our development programs with PLACCINE, our prophylactic vaccine modality, and GEN-1, our IL-12 immunotherapy for the treatment of advanced Ovarian Cancer.

Today I am going to spend most of my time speaking about PLACCINE, as our recent progress in developing this modality has been extraordinarily robust.

PLACCINE is one of IMUNON’s DNA-based platform technologies that relies on DNA delivery with novel synthetic delivery systems that are independent of viral vectors or devices. DNA vectors encompass molecular elements that are designed to improve the immune response by targeting multiple antigens of a pathogen or multiple variants of the same antigen. IMUNON has produced a family of DNA vaccine vectors expressing one or more SARS-CoV-2 surface antigens and we have demonstrated expression of the encoded genes. This promising vaccine approach has broad applicability in infectious diseases and also in oncology.

We have been conducting preclinical proof-of-concept studies on a DNA vaccine candidate targeting the SARS-CoV-2 virus in order to validate our modality. To date, we are delighted with the results, which bode well for our ability to broaden applications to other pathogens.

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But before I dive into the data, I want to start by telling you why I am excited about the potential of our DNA-based vaccine modality.

First, the market opportunity is very large. Vaccines are the most powerful and cost-effective way to protect the health of billions of people around the world.

Before COVID, the global market for preventive vaccines was about $35B, roughly shared between four key players (Sanofi, Merck, GSK and Pfizer). The market grew to $61B in 2021 and is expected to reach $125B in 2028. New viruses are being discovered all the time. In fact, over the past 40 years, 80 new pathogenic viruses have been discovered, for an average of 2 new viruses per year. When it comes to the development of vaccines, if you consider all the viruses known to mankind from 100 years ago, commercial vaccines have been approved for only 4% of them.

So clearly there is a large addressable market providing significant room for new technologies. And that brings me to my second point: I believe that DNA has the potential to be an entirely new class of vaccines. In particular, our PLACCINE modality has the potential to represent a viable alternative to current commercial vaccines.

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Current vaccine technologies -- attenuated virus, protein sub-unit, mRNA and viral DNA vector vaccines have shortcomings that we want to address. There are five important attributes that regulators and governments around the world want to see in the next generation of prophylactic vaccines and we are addressing each with our technology:

1.	Durability of protection: DNA antigen expression is more durable, longer lasting than mRNA and induces a robust immunological response
2.	Breadth of protection: our multi-valent vector increases the breadth of immune response and allows for combination vaccines
3.	Transmission advantage: DNA has a greater capability to induce T cell activity against infected cells. We have the option in our vector for co-expression of immune modifiers to further strengthen the immune response and decrease the risk of viral shedding.
4.	Safety and convenience: our synthetic delivery systems present no risk of genotoxicity – there is no virus involved, or risk of cytotoxicity – there also is no device needed, which improves treatment compliance and makes it very convenient to handle immunization campaigns with suitability for potential pandemic control.
5.	Flexible manufacturing: we are developing a truly versatile platform enabling rapid response to changing pathogens, much better stability and shelf-life than mRNA at workable refrigerated temperatures versus deep-freeze temperatures, which simplifies handling and distribution

The data we’ve generated to date is extremely encouraging.

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In proof-of concept mouse immunogenicity studies we have demonstrated robust IgG, neutralizing antibody and T-cell responses with our PLACCINE vaccines. The data also demonstrated the ability of our PLACCINE vaccines to protect a SARS-CoV-2 mouse model in a live viral challenge. In the study, mice were vaccinated with a PLACCINE vaccine expressing the SARS-CoV-2 spike antigen from the D614G variant, the Delta variant or a combination vaccine expressing both variants. All three vaccines were found to be safe and elicited IgG responses and inhibited viral load by 90-95%. The key exciting finding is that our bivalent vaccine was equally effective against both variants of the SARS CoV-2 virus we tested. The murine model data also suggest that our approach provides not only flexibility, but also the potential for efficacy that is at least comparable to benchmark mRNA commercial vaccines with durability of protection expected to exceed six months.

These encouraging results from the mouse study formed the basis of a non-human primate challenge study. The partial results from this ongoing study were reported last month. In the study, we are examining a single plasmid DNA vector containing the SARS-CoV-2 spike antigen from the D614G variant that is formulated with a synthetic DNA delivery system and administered by intramuscular injection.

We vaccinated Cynomolgus monkeys with either the PLACCINE vaccine or a commercial mRNA vaccine three times over 84 days. Analyses of blood samples for IgG and neutralizing antibodies showed evidence of immunogenicity both in PLACCINE and mRNA vaccinated subjects. In a head-to-head comparison, the protection efficiency as measured by viral clearance following challenge with the SARS-CoV-2 virus was equivalent between PLACCINE and the commercial mRNA vaccine. We look forward to the completion of this study and the final report by the end of this year. Also of importance, in an ongoing stability study the physio-chemical properties and immunogenicity of the PLACCINE vaccine did not change during storage at 4° Celsius for up to six months. It is a clear advantage over mRNA vaccines with respect to transport and flexibility.

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So, what is next for PLACCINE?

Given the highly encouraging data to date, and the potential for key commercial advantages over existing vaccines, we have moved to broaden and strengthen the platform and we entered into an agreement with Acuitas Therapeutics to evaluate our PLACCINE nucleic acid constructs formulated with their proprietary lipid nanoparticle delivery system, or LNP. Acuitas is known for its LNP systems for mRNA vaccines, having worked with Pfizer/BioNTech on their commercial vaccine. Our work with Acuitas will focus on various LNP formulations for gene expression and immunogenicity in murine models. The combinations of our technologies will expand our delivery portfolio, thereby enabling us to pursue a broad spectrum of formulation capabilities and delivery modalities with greater potential to improve currently available vaccines against a multitude of pathogens and also to develop novel cancer vaccines.

Now that our proof-of concept studies using SARS-CoV-2 have yielded highly promising results, we are considering an option to developing a multivalent PLACCINE DNA vaccine as a SARS-CoV-2 booster vaccine and expanding PLACCINE vaccine to other pathogens.

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With respect to developing a SARS-CoV-2 booster vaccine and selecting the next pathogens for development, last week we held a “tech watch” with The Biomedical Advanced Research and Development Authority, the division of HHS responsible for strategic preparedness and response. Our discussion with BARDA focused on the characteristics of PLACCINE for developing the vaccines of the future.

Our presentation was very well received. There was a clear reaction that IMUNON has made real progress making plasmid vaccines more effective. They were impressed with our ability to make DNA technology a potential strong contender in further vaccine development.

While our near-term plan is to request a pre-IND meeting for a Covid booster based on the next variants of interest, we also plan to file a second IND for another pathogen. We are looking for BARDA’s input on the vaccines of the future and hope to receive some non-dilutive funding from them to apply to our development programs.

I’ve used the term “vaccines of the future,” and that is exactly what our vision is – to be the provider of safe and effective vaccines of the future that are superior to current vaccines in durability and breadth of protection, stability at workable temperatures, speed in manufacturing process that allows for quick response to changing pathogens, and have better compliance for mass immunization by not requiring a device or virus.

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Now let’s turn to our clinical oncology program, which utilizes GEN-1 developed from our TheraPlas modality. GEN-1 is a DNA plasmid that is administered into the abdomen of patients to induce cells to manufacture the potent natural immuno-modulating agent interleukin-12 (or “IL-12”). Our clinical studies have established that GEN-1 produces IL-12 and is favorably impacting the tumor microenvironment. These data were published in the Journal of Cancer Clinical Research in 2021 and are the basis of the OVATION 2 Study.

The OVATION 2 Study is designed to determine how safe and active GEN-1 is in patients with advanced ovarian cancer who will be undergoing neoadjuvant chemotherapy (or NACT). NACT is designed to shrink tumors as much as possible for optimal surgical removal. Following surgery, another three cycles are administered to address any remaining tumor. In the OVATION 2 Study GEN-1 is added to standard-of-care NACT to boost the natural immune response to the cancer. OVATION 2 is a randomized Phase II study that compares patients treated with standard NACT against patients who get standard NACT plus GEN-1. The results of this study will help us determine the course of registration for GEN-1 in ovarian cancer. As previously announced, 110 patients from more than 20 centers in the U.S. and Canada have been enrolled in this study.

It’s important to note that since the OVATION 2 Study was initiated several years ago, a new class of drugs called PARP inhibitors have been approved that benefit ovarian cancer patients who have a specific gene mutation called BRCA positive or HRD. In our study, when we focus on the BRCA negative patients, who have not received a PARPi we can see that GEN-1 is providing a progression-free survival benefit. Please note this data is interim and is not statistically significant, but it serves as a basis for our interest in continuing evaluating BRCA negative population and initiating combination studies with other therapies such as Avastin or checkpoint inhibitors.

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The interim data has been reviewed by our independent data and safety monitoring board and experts in the field of ovarian cancer. They agree that the safety of GEN-1 is acceptable, and that the data supports continuation of our clinical studies and exploration of combination regimens. We expect topline data from the OVATION 2 Study in mid-2024. This timing, however, depends on how quickly patients progress in their disease.

As previously announced, we are working in partnership with the Breakthrough Cancer Foundation, with MD Anderson Cancer Center and three other major centers to initiate a combination study of GEN-1 with Avastin in patients who are newly diagnosed with advanced ovarian cancer. The preclinical data supporting this combination is very exciting and is being prepared for submission at an upcoming cancer conference in 2023. We hope to enroll our first patient in the first half of 2023.

We are also preparing a Phase I/II study with GEN-1 in combination with checkpoint inhibitors. This is also the result of exciting preclinical data that should be published in the coming months. The FDA has accepted this protocol. Nevertheless, in consideration of the need to conserve capital, we might delay the start of this study.

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So, as I have just described, we have a thoughtful and thorough plan for GEN-1 for the treatment of advanced ovarian cancer.

Before I turn the call over to Jeff Church for his review of our very strong financial position, I want to impress upon you that our long-term vision calls for the creation of a new category of medicines based on our plasmid DNA technology across a broad array of human diseases. We are starting in immuno-oncology and infectious diseases, and we will continue to invest to fully characterize the platform and to advance the technological frontier of plasmid DNA.

Now I will turn the call over to Jeff.

Jeffrey Church

Thank you, Corinne.

Details of IMUNON’s third quarter 2022 financial results are included in the press release we issued this morning and in our Form 10-Q, which we filed today before the market opened.

IMUNON ended the third quarter of 2022 with $43.4 million in cash, investments, restricted cash, and accrued interest receivable. Along with future planned sales of the Company’s State of New Jersey Net Operating Losses, we believe we have sufficient capital resources to fund our operations into early 2025 – at our current spending rate.

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Over the past four years and without any dilution to our shareholders, we have raised over $16 million from NOL sales, and we have a further $3.5 million of unused NOLs available for sale over the 2022 - 2024 time period. We are in an excellent position with respect to liquidity to support operations through several important value-creating milestones.

Let me now turn to our third quarter and year-to-date financial results…

For the quarter ended September 30, 2022, IMUNON reported a net loss of $6.1 million, or $0.87 per share, and this compares with a net loss of $5.4 million, or $0.94 per share, for the third quarter of 2021.

Operating expenses were $6.3 million for the third quarter of 2022, which is up $1.1 million, or 21%, from the third quarter last year. Breaking this down by line item:

Research and development expenses were $2.4 million, down slightly from $2.5 million a year ago.

●	R&D costs associated with the development of the PLACCINE DNA vaccine platform as well the GEN-1 OVATION 2 Study increased to $1.5 million for the quarter, up slightly from $1.3 million a year ago.

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●	Costs associated with the OPTIMA Phase III study were $0.1 million in the current quarter, which represented expenses associated with closing out this discontinued study.

●	Other clinical, CMC and regulatory costs were $0.8 million in the third quarter, compared with $1.0 million for the comparable period of 2021.

General and administrative expenses were $3.9 million for the third quarter of 2022, compared with $2.7 million in the third quarter of 2021. This $1.2 million increase is primarily attributable to higher legal costs to defend various lawsuits filed after the announcement of OPTIMA Phase III study results in 2020 and higher compensation expenses resulting from the CEO succession plan announced in July 2022. Offsetting these higher G&A expenses are lower non-cash stock compensation expenses.

We had non-operating income of $26 thousand for the third quarter of 2022, versus non-operating expense of $300 thousand a year ago, with the improvement largely attributable to lower interest expense under our loan facility with Silicon Valley Bank and higher income from invested capital in the current quarter.

On a year-to-date basis, net cash used for operating activities was $18.1 million, and this compares with $11.4 million for the same period in 2021. The increase was primarily due to the one-time payment of $4.5 million in interest expense related to the sale and subsequent redemption of $30 million of Series A & B convertible redeemable preferred stock in the first quarter of 2022, and another $100 thousand in costs related to the Special Meeting of Shareholders held in February 2022. This Special Meeting of Shareholders was necessary to ensure that the Company had an adequate number of authorized shares to continue funding our R&D initiatives.

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Excluding these one-time expenditures, cash used in operations was $13.5 million for the first nine months of 2022, which is in line with our projections. Cash provided by financing activities was $6.3 million during the first nine months of 2022, which resulted from a registered direct stock offering in April 2022 that was priced at the market with no warrants. We also received net proceeds of $1.4 million from the sale of NOLs in February 2022. Our projected cash utilization for the balance of 2022 is approximately $5 million for the fourth quarter of 2022.

I will now turn the call back over to Corinne.

Corinne Le Goff

In closing, I want to mention that since I joined IMUNON back in the summer, I have been so highly impressed by the commitment of our talented scientists, clinicians and staff to bring a new class of medicines to patients and the medical community. In doing so, we will also create great value for our shareholders.

Thank you all for your time this morning. I trust we conveyed our excitement about the potential for our platform technologies. We look forward to keeping you informed of our progress. Please note that we will be participating in Alliance Global Partners’ virtual conference on November 30th and December 1st. Please contact AGP if you would like a one-on-one meeting. And we hope to see some of you in San Francisco as we prepare to hold one-on-one meetings concurrent with the JP Morgan Healthcare Conference during the second week of January. Please contact our IR firm LHA to schedule a meeting.

We will speak with you again when we report our 2022 fourth quarter financial results in March. Have a nice afternoon.

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